SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE GYMBOREE CORPORATION
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 25, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, June 27, 2001, at the DoubleTree Hotel San Francisco Airport, 835 Airport Boulevard, Burlingame, California 94010.

     At the meeting, we will vote on the election of two directors and the ratification of the appointment of our auditors. We will also answer any related questions you may have at that time. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy card as soon as possible in the envelope provided.

Sincerely, STUART G. MOLDAW Chairman of the Board

THE GYMBOREE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 27, 2001

TO THE STOCKHOLDERS OF THE GYMBOREE CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Gymboree Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, June 27, 2001, at 9:00 a.m., local time, at the DoubleTree Hotel San Francisco Airport, 835 Airport Boulevard, Burlingame, California 94010. The meeting will be held for the following purposes:

1.	To elect two Class II directors, each to serve for a three-year term expiring upon the 2004 Annual Meeting of Stockholders or until his or her successor is elected.

2.	To ratify the appointment of Deloitte &Touche LLP as independent auditors of the Company for the fiscal year ending February 2, 2002.

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 11, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

FOR THE BOARD OF DIRECTORS ALISON L. MAY Secretary

Burlingame, California May 25, 2001 IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

THE GYMBOREE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of The Gymboree Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held June 27, 2001 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the DoubleTree Hotel San Francisco Airport, 835 Airport Boulevard, Burlingame, California 94010.

     The Company’s principal executive offices are located at 700 Airport Boulevard, Burlingame, California 94010. The telephone number of the Company’s principal executive offices is (650) 579-0600.

     These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended February 3, 2001, including financial statements, were mailed on or about May 25, 2001 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on May 11, 2001 (the “Record Date”) are entitled to notice of and to vote their shares at the meeting. At the Record Date, 28,065,582 shares of the Company’s Common Stock, $0.001 par value per share, were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulative voting in the election of directors.

Proxy Solicitation

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Quorum; Abstentions; Broker Non-votes

     The required quorum for the transaction of business at the Annual Meeting will be established by the presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date that are entitled to vote at the Annual Meeting. For a proposal to be adopted (other than the election of directors, which is by plurality vote), Gymboree’s Bylaws require both (i) the affirmative vote of a majority of shares present or represented and voting at the Annual Meeting (the “Votes Cast”) and (ii) the affirmative vote of a majority of the required quorum.

     Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD” will be treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR” or “AGAINST” on a matter will also be treated as Votes Cast with respect to such matter. Shares that are voted “WITHHELD” will not be counted as affirmative votes in the election of directors, which will be by plurality vote.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions on a matter should be treated as “Votes Cast” with respect to such matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

     The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares eligible to vote (and, hence, the Votes Cast) with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Accordingly, broker non-votes will not affect whether a majority of the Votes Cast has approved a proposal, but broker non-votes may prevent the proposal from receiving the affirmative vote of a majority of the required quorum and, in that case, would have the same effect as a vote against the proposal.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s 2002 Annual Meeting must be received by the Company no later than January 25, 2002 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     In addition, our Bylaws establish an advance notice procedure for stockholder proposals, including the nomination for the election of directors. A copy of the full text of the Bylaw provisions setting forth the advance notice procedure may be obtained by writing to our Secretary. For proposals and nominations to be properly brought before the 2002 Annual Meeting by a stockholder, the stockholder must provide written notice delivered to or mailed to and received by our Secretary at our principal executive offices no later than January 25, 2002. Any notice of a proposal or nomination received by the Company after that date will be considered untimely.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

     The number of directors authorized by the Company’s Bylaws is seven; that number may be changed by an amendment adopted by the Board of Directors or the stockholders of the Company. The Company’s Restated Certificate of Incorporation, as well as its Bylaws, each provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are two directors in Class I, two directors in Class II and three directors in Class III.

     Two Class II directors are to be elected at the Annual Meeting. The term of each Class II director elected at the Annual Meeting will expire at the Annual Meeting of Stockholders in 2004 or until his or her successor has been duly elected and qualified. The term of each Class I director will expire at the Annual Meeting of Stockholders in 2003. The term of each Class III director will expire at the Annual Meeting of Stockholders in 2002.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named in the table below, both of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

     The names of the two Class II nominees for director and certain information about each of them are set forth in the table below. The names of, and certain information about, the current Class I and Class III directors with unexpired terms are also set forth below.

Name	Age	Principal Occupation
NOMINEES FOR CLASS II DIRECTORS

Lisa M. Harper	41	Chief Executive Officer and Vice Chair of the Board,
		The Gymboree Corporation

Barbara L. Rambo	48	Chairman, OpenClose Technologies

CONTINUING CLASS I DIRECTORS

Walter F. Loeb	76	President, Loeb Associates Inc.

Michael Steinberg	72	Former Chief Executive Officer, Macy’s West

CONTINUING CLASS III DIRECTORS

Stuart G. Moldaw	74	Chairman of the Board, The Gymboree Corporation

John C. Pound	46	President, Integrity Partners

William U. Westerfield	69	Director, The Gymboree Corporation,
		Twinlab Corporation and West Marine, Inc.

     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Lisa M. Harper has been Chief Executive Officer, Vice Chair of the Board, and a director of Gymboree since February 2001. Ms. Harper joined Gymboree in January 1999 as Vice President, Design. From December 1999 until February 2000, she served as Senior Vice President, Merchandising and Design. From February 2000 until September 2000, Ms. Harper served as General Merchandise Manager. From September 2000 until February 2001, she served as President. Ms. Harper previously served as Director of Design and Merchandising for Gymboree from 1992 to 1995. Ms. Harper has also held merchandising and design positions with several other clothing retailers, including Limited Too, Esprit, GapKids, Mervyn’s and Levi Strauss.

     Barbara L. Rambo has been a director of the Company since January 1996. Since February 2000, Ms. Rambo has been with OpenClose Technologies, a web-based mortgage services company, serving as President/CEO and currently as Chairman. From 1974 to 1998, Ms. Rambo held various positions at Bank of America, most recently serving as Group Executive Vice President and head of National Commercial Banking.

     Walter F. Loeb has been a director of the Company since March 1995. Mr. Loeb is President of Loeb Associates, Inc., a retail consulting firm he founded in February 1990. Mr. Loeb is the publisher of “Loeb Retail Letter,” which provides a monthly analysis of the retail industry. Mr. Loeb was employed by Morgan Stanley & Company, Inc. from 1974 to 1990, serving as principal from 1984 to 1990. Mr. Loeb is also director of Hudson’s Bay Company, Warnaco Group, Inc., Wet Seal, Inc., Federal Realty Investment Trust, a real estate investment trust, and ProfitLogic, a private company engaged in profit optimization.

     Michael Steinberg has been a director of the Company since September 2000. From August 1993 to June 2000, Mr. Steinberg was the Chief Executive Officer of Macy’s West. Mr. Steinberg is a director and compensation committee member of Fossil, Inc., a retailer of fashion watches and accessories, and of DFS, a private company engaged in the retail sale of duty-free merchandise.

     Stuart G. Moldaw has been the Chairman of the Board of Directors of Gymboree since January 1994 and has been a director of the Company since May 1982. Mr. Moldaw previously served as Chief Executive Officer of Gymboree from February 2000 to February 2001 and as Chairman of the Board of Directors of Gymboree from January 1990 through January 1993. Mr. Moldaw is a member of the board of directors of iParty.com, an on-line party resource company. From 1980 through 1990, Mr. Moldaw served as a general partner of U.S. Venture Partners, a venture capital firm. From 1982 through 1993, Mr. Moldaw was Chairman of Ross Stores, Inc., an off-price retailer, and he was Chief Executive Officer of Ross Stores from February 1987 through January 1988. Since 1993, Mr. Moldaw has been a director and Chairman Emeritus of Ross Stores.

     John C. Pound has been a director of the Company since August 2000. Mr. Pound has served as President and a director of Integrity Partners, Inc., a merchant bank that invests in publicly held specialty retail and branded consumer products companies, since July 1999. From February 1998 to February 1999, Mr. Pound was Chairman and Chief Executive Officer of CML Group, Inc., and Chairman of its wholly owned subsidiaries, Nordic Track and Smith & Hawken, where he oversaw a review of strategic alternatives and a workout process that included the liquidation of CML and Nordic Track through voluntary Chapter 11 bankruptcy petitions filed late in 1998. From 1995 to 1997, Mr. Pound was a limited partner in The Trinity Fund I, L.P., an investment partnership, and an advisor to Thomas M. Taylor & Co., its general partner. From 1987 to 1997, Mr. Pound taught corporate finance and corporate governance at Harvard University.

     William U. Westerfield became a director of the Company in August 1994. Mr. Westerfield is a director and audit committee chairman of Twinlab Corporation and West Marine, Inc.; he is also an audit committee member of Meridian Health System, Inc., and from 1998 to 2000 chaired the audit committee of World Duty Free America, Inc. Mr. Westerfield retired as an audit partner of Price Waterhouse LLP (now PricewaterhouseCoopers LLP) in 1992, a firm he joined in 1956, becoming a partner in 1965. In addition to serving on boards and audit committees, Mr. Westerfield also serves as a consultant in auditing disputes.

Board Meetings and Board Committees

     The Board of Directors of the Company held a total of eleven meetings during the fiscal year ended February 3, 2001. No incumbent director attended fewer than 75% of the meetings of the Board of Directors or the committees upon which such director served that were held while he or she served.

     The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee.

     The Audit Committee consists of Directors Westerfield, as Chairman, and Pound and Rambo. All members of the Audit Committee are “independent” within the meaning of Rule 4200(a)(14) of the listing standards for The Nasdaq Stock Market. The Audit Committee principally reviews the scope and results of the annual audit of the financial statements and other services provided by the Company’s independent auditors. In addition, the Audit Committee reviews the financial information provided to stockholders and the Company’s systems of internal controls. The Audit Committee held nine meetings during the last fiscal year.

     The Nominating and Governance Committee consists of Directors Pound, as Chairman, and Steinberg. Both members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards for The Nasdaq Stock Market. The Nominating and Governance Committee is responsible for monitoring the composition of the Board of Directors and, when appropriate, seeking, screening and recommending for nomination candidates for election to the Board of Directors. In so doing, the Nominating and Governance Committee may evaluate a candidate’s decision-making abilities, business experience, relevant expertise, personal integrity and reputation. The Nominating and Governance Committee is also responsible for evaluating the structure and practices of, and, when appropriate, recommending new policies to, the Board of Directors. Names of prospective candidates for election to the Board of Directors may be submitted to the Secretary of the Company for referral to the Nominating and Governance Committee. Any stockholder who wishes to make a nomination for election to the Board of Directors at an annual or special meeting for the election of directors must comply with procedures set forth in the Company’s Bylaws. The Nominating and Governance Committee was formed in April 2001 and, accordingly, did not hold any meetings during the last fiscal year.

     The Compensation Committee consists of Directors Loeb, as Chairman, and Steinberg. Both members of the Compensation Committee are “outside” directors as used in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee” directors as defined in Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended. The Compensation Committee is responsible for reviewing and approving the Company’s compensation policies, including the compensation paid to executive officers. The Compensation Committee held four meetings during the last fiscal year.

Compensation of Directors

     Each non-employee director of the Company receives an annual retainer of $25,000 and an additional $1,000 for each Board meeting attended and $750 for each Committee meeting attended (including telephonic meetings), except for the Chairman of the Board. The Chairman of the Board receives an annual salary of $258,000 and, when deemed appropriate by the Compensation Committee, an annual bonus for his services as Chairman of the Board. Mr. Moldaw did not receive any compensation for his role as Chairman of the Board during fiscal 2000, when he also served as the Company’s Chief Executive Officer, but will receive such compensation during fiscal 2001. Each non-employee director of the Company is entitled to receive automatic grants of options to purchase Common Stock of the Company under the Company’s Amended and Restated 1993 Stock Option Plan. Currently, each non-employee director is automatically granted an option to purchase 2,500 shares of the Company’s Common Stock upon each anniversary of such director’s initial election to the Board. Committee chairpersons are also awarded annually an option to purchase an additional 500 shares of the Company’s Common Stock. In the event that an additional non-employee director is elected to the Board, such person shall be entitled to receive an option to purchase 2,500 shares of the Company’s Common Stock upon election. In addition, in February 2000, each of the non-employee directors of the Company received a discretionary grant of options to purchase between 2,500 and 5,000 shares of the Company’s Common Stock, and in June 2000, the exercise period of the option grants to non-employee directors, including grants previously awarded, was extended from 5 to 10 years. Non-employee directors also receive discounts on Gymboree merchandise and on participation in the Company’s Play & Music programs.

Vote Required

     The two nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the Class II directors. Votes withheld from any nominees, as well as broker non-votes, will be counted for purposes of determining the presence or absence of a quorum but will not be counted as affirmative votes and will have no other legal effect upon the election of directors.

     THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH HEREIN.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending February 2, 2002, and recommends that the stockholders vote for ratification of such appointment.

     Deloitte & Touche LLP has served as the Company’s independent auditors since 1987. In the event of negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

     The fees billed to us by Deloitte & Touche LLP for fiscal year 2000 are as follows:

     Audit Fees. The aggregate fees billed by our accountants for the audit of our annual financial statements for fiscal year 2000 and for the reviews of our quarterly financial statements for fiscal year 2000 totaled approximately $374,000.

     Financial Information Systems Design and Implementation Fees. No fees were billed by Deloitte & Touche LLP for the design or implementation of the Company’s financial information systems, within the meaning of Rule 2-01(c)(4)(ii) of Regulation S-X, during fiscal year 2000.

     All Other Fees. The aggregate fees for all other non-audit services, including special work associated with inventory and other accounts, provided by Deloitte &Touche LLP during fiscal year 2000 equaled approximately $106,000.

     The Audit Committee has considered whether, and believes that, the non-audit services provided by Deloitte &Touche LLP (including the fees for “Financial Information Systems Design and Implementation”) as described above are compatible with maintaining Deloitte &Touche LLP’s independence as our principal accountants.

     THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2002.

ADDITIONAL INFORMATION

Executive Compensation

     The following table shows the compensation paid by the Company during fiscal years 1998, 1999 and 2000 to (i) the Company’s Chief Executive Officer during fiscal year 2000, (ii) each of the other executive officers during fiscal year 2000 who were still serving as executive officers at the end of fiscal year 2000 and (iii) two additional persons who would have been among the most highly compensated executive officers during fiscal year 2000 but for the fact that they were not still serving as executive officers at the end of fiscal year 2000 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

			Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options		All Other Compensation ($)
Stuart G. Moldaw(1)	2000	$478,385	—		—	—	650,000	(2)	—
Chairman of the Board

Lisa M. Harper(3)	2000	313,462	$ 25,020		—	—	450,000		—
Chief Executive Officer	1999	210,834	52,709		—	—	60,000		—
	1998	4,154	—		—	—	20,000		$ 35,628	(4)

Alison L. May(5)	2000	—	—		—	—	—		—
Executive Vice President,
Chief Operating Officer and
Acting Chief Financial
Officer

Lawrence H. Meyer(6)	2000	300,000	148,077		—	—	200,000		—
Management Advisor	1999	296,667	—		—	—	115,000		63,532	(4)
	1998	91,538	—		—	—	40,000	(7)	97,671

Gary White(8)	2000	86,674	314,275		—	—	—		—
Former Vice-Chair and	1999	483,500	—		—	—	325,000		1,281,275	(9)
Chief Executive Officer	1998	477,118	—		—	—	75,000		—

Kenneth F. Meyers(10)	2000	181,903	116,750	(11)	—	—	150,000		319,389	(11)
Former Senior Vice	1999	233,500	—		—	—	100,000		—
President, Human Resources	1998	227,118	93,400		—	—	55,894		—

(1)	Mr. Moldaw was Chief Executive Officer from February 2000 to February 2001. Mr. Moldaw has been Chairman of the Board since May 1982. For Mr. Moldaw’s compensation as a director, see “Proposal One: Election of Directors - Compensation of Directors.”

(2)	The options granted to Mr. Moldaw during fiscal year 2000 vest on an accelerated vesting schedule and will completely vest in two years from the grant date.

(3)	In February 2001, Ms. Harper was named Chief Executive Officer, Vice Chair of the Board and a member of the Board of Directors. Ms. Harper joined Gymboree in January 1999 as Vice President, Design. In December 1999, she was named Senior Vice President, Merchandising and Design. In February 2000, she was named General Merchandise Manager. In September 2000, she was named President.

(4)	Represents moving expenses.

(5)	Ms. May joined Gymboree in March 2001 as Executive Vice President and Chief Operating Officer. Upon Mr. Meyer’s resignation as Senior Vice President and Chief Financial Officer in May 2001, Ms. May was also named Acting Chief Financial Officer.

(6)	Mr. Meyer served as the Company’s Senior Vice President and Chief Financial Officer during fiscal year 2000. Mr. Meyer became Management Advisor in May 2001 and will terminate his employment with the Company effective July 2001.

(7)	Represents signing bonus and moving expenses.

(8)	Mr. White terminated his employment with Gymboree in February 2000.

(9)	Represents payments made in February 2000 in connection with the officer’s resignation.

(10)	Mr. Meyers terminated his employment with Gymboree in September 2000.

(11)	Represents payments made in October 2000 in connection with the officer’s resignation.

-8-

Option Grants and Exercises

     The following table sets forth certain information with respect to stock option grants during the fiscal year ended February 3, 2001 to the Named Executive Officers. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on SEC-mandated assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock. The options granted to the Named Executive Officers during fiscal year 2000 generally will vest and become exercisable over a four-year period, with the exception of the options granted to Mr. Moldaw, which will vest over a two-year period. Percentages shown under “Percent of Total Options Granted to Employees in Fiscal Year” are based on an aggregate of 3,185,225 options granted to employees of Gymboree under its Amended and Restated 1993 Stock Option Plan during the fiscal year ended February 3, 2001.

Option Grants in Fiscal 2000

		Individual Grants			Potential Realizable Value
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise or	Expiration	at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Granted	Fiscal Year	Base Price	Date	5%	10%
Stuart G. Moldaw	500,000	15.7%	$3.75	2/11/10	$1,179,177.43	$2,988,267.11
	150,000	4.7%	8.25	10/17/10	778,257.10	1,972,256.29

Lisa Harper	250,000	7.8%	3.75	2/11/10	589,588.71	1,494,133.56
	100,000	3.1%	5.25	9/22/10	330,169.68	836,714.79
	100,000	3.1%	8.25	10/17/10	518,838.07	1,314,837.53

Lawrence H. Meyer	150,000	4.7%	3.75	2/11/10	353,753.23	896,480.13
	50,000	1.6%	8.25	10/17/10	259,419.03	657,418.76

Gary White (1)	0	0.0%	—	—	—	—

Kenneth F. Meyers (2)	150,000	4.7%	3.75	2/11/10	353,753.23	896,480.13

(1)	Mr. White terminated his employment with Gymboree in February 2000. All unexercised options previously granted to Mr. White have expired.

(2)	Mr. Meyers terminated his employment with Gymboree in September 2000. All unexercised options previously granted to Mr. Meyers have expired.

Aggregate Option Exercises in Fiscal 2000 and Year-end Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at February 3, 2001		Value of Unexercised In-the-Money Options at February 3, 2001(1)
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Stuart G. Moldaw	8,516	$ 63,966	439,818	411,666	$2,792,661	$3,958,821

Lisa Harper	48,195	566,165	52,430	429,375	462,60	4,120,766

Lawrence H. Meyer	72,187	677,510	28,854	253,959	184,278	2,301,710

Gary White (2)	0	0	0	0	0	0

Kenneth F. Meyers (3)	0	0	0	0	0	0

(1)	Value is based on the $15.00 per share closing price of the Company’s Common Stock on The Nasdaq Stock Market on February 2, 2001, less the exercise price.

(2)	Mr. White terminated his employment with Gymboree in February 2000. All unexercised options previously granted to Mr. White have expired.

(3)	Mr. Meyers terminated his employment with Gymboree in September 2000. All unexercised options previously granted to Mr. Meyers have expired.

-9-

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Gymboree offers its executives certain benefits under its Management Change of Control Plan, its Management Severance Plan for persons hired prior to September 2000 (the “First Management Severance Plan”) and its Management Severance Plan for persons hired in or after September 2000 (the “Second Management Severance Plan”). Under the Management Change of Control Plan, executives who are participants in the plan are eligible to receive certain lump sum payments and continued benefits if their employment terminates on an involuntary basis within 18 months following a Change of Control of the Company (as defined below). Under the plan, an employee will generally be deemed to have been involuntarily terminated upon (i) a significant reduction in title, duties or responsibilities, (ii) a reduction in annual base salary or in the annual maximum dollar amount of potential cash bonuses, (iii) a material reduction in the kind or level of employee benefits so that the overall benefits package is significantly reduced, (iv) a relocation to a place of employment more than 25 miles from the previous place of employment, (v) a purported termination other than for disability or cause (as each is defined in the plan), or (vi) the failure of the Company’s successor to assume the obligations of the Company under the plan.

     Under the First Management Severance Plan, executives who are participants in the plan are eligible to receive certain lump sum payments if their employment with the Company terminates on an involuntary basis unrelated to a Change of Control of the Company. For purposes of the First Management Severance Plan, an employee will generally be deemed to have been involuntarily terminated upon any termination other than for disability or cause (as each is defined in the plan) or the failure of the Company’ successor to assume the obligations of the Company under the plan. An involuntary termination will not be deemed to have occurred solely by virtue of (i) a reduction in title, duties or responsibilities, (ii) a reduction in annual base salary or in the annual maximum dollar amount of potential cash bonuses, or (iii) a reduction in the kind or level of employee benefits.

     Under the Second Management Severance Plan, executives who are participants in the plan are eligible to receive certain payments over a twelve-month period (subject to cessation or adjustment if the executives accept offers of employment elsewhere) if their employment with the Company terminates on an involuntary basis unrelated to a Change of Control of the Company. For purposes of the Second Management Severance Plan, an employee will generally be deemed to have been involuntarily terminated upon (i) a significant reduction in title, duties or responsibilities, (ii) a reduction in annual base salary or in the annual maximum dollar amount of potential cash bonuses, (iii) a material reduction in the kind or level of employee benefits so that the overall benefits package is significantly reduced, (iv) a relocation to a place of employment more than 25 miles from the previous place of employment, (v) a purported termination other than for disability or cause (as each is defined in the plan), or (vi) the failure of the Company’s successor to assume the obligations of the Company under the plan.

     For the purposes of the foregoing plans, a “Change of Control” of the Company is generally defined as (1) an acquisition of 50% or more of the voting power in the Company, (2) a change in the composition of the Board of Directors of the Company in a two-year period, without the approval of the “Incumbent Directors” (as defined in the plan), that results in fewer than a majority of the Incumbent Directors remaining in office, (3) the completion of a merger where the existing stockholders of the Company do not hold more than 50% of the voting power of the surviving entity, or (4) the sale or disposition of all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended February 3, 2001, the Compensation Committee of the Board of Directors consisted of Mr. Loeb, as Chairman, and Alan R. Schlesinger, who was replaced later in the fiscal year by Mr. Steinberg. As of the date hereof, the Compensation Committee consists of Mr. Loeb, as Chairman, and Mr. Steinberg. Neither member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. Neither member of the Compensation Committee is an employee of the Company.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for reviewing and approving the Company’s compensation policies and the levels of compensation paid to executive officers.

     The following is the report of the Compensation Committee describing compensation policies and rationales applicable to the Company’s executive officers with respect to compensation paid to such executive officers for the fiscal year ended February 3, 2001. The information contained in the following report shall not be deemed to be “soliciting material” or to be filed with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

   Compensation Philosophy

     The general philosophy of the Company’s compensation program is to offer executive officers competitive compensation based both on the Company’s performance and on the individual’s contribution and performance. The Company’s compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     There are three main components to the Company’s executive compensation program:

•	Base Salary

•	Annual Bonus

•	Stock Incentives

   Base Salary

     Executive officers’ salaries have been targeted at a level that, when combined with the annual bonus, is at or above the average rates offered by competitive organizations. The Committee believes that these rates are necessary to retain key employees. The Committee reviews and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first fiscal quarter.

   Annual Bonus

     Annual incentive bonuses for executive officers are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

     To carry out this philosophy, the Company has implemented The Gymboree Corporation Discretionary Bonus Plan (the “Discretionary Bonus Plan”), which provides executive officers and other employees the opportunity to earn annual incentive bonuses. The purpose of the Discretionary Bonus Plan is to attract, retain, motivate and reward employees by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. To this end, specific earnings measurements are defined each year and threshold, target and maximum payout levels are established to reflect the Company’s objectives. These goals and the potential amounts of bonuses are reviewed and approved by the Committee in the first fiscal quarter of each year. The Committee also takes into consideration the need to recruit and retain senior management talent in a competitive employment environment. The Committee believes that the Discretionary Bonus Plan provides an excellent link between earnings performance and the incentives paid to executives.

   Stock Incentives

     The Company utilizes stock options as long-term incentives to reward and retain executive officers. The Committee believes that these programs serve to link management interests with stockholder interests and to motivate executive officers to make long-term decisions that are in the best interests of the Company and that will, over the long-term, promote better returns to stockholders.

     Stock options are granted to executive officers periodically. Generally, stock options vest over four years following the grant date and optionees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes that stock option grants provide an incentive which focuses the executives’ attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, the Company’s stock options are tied to the future performance of the Company’s Common Stock and will provide value to the recipient only when the price of the Company’s stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefited.

     In fiscal year 2000, the Named Executive Officers were granted options to purchase an aggregate of 1,450,000 shares of Common Stock with a weighted average exercise price of $4.78 per share. All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant.

   Compensation of the Chief Executive Officer

     The compensation paid to Stuart Moldaw during fiscal year 2000 was established in accordance with the guidelines applicable to all executive officers, set forth above.

THE COMPENSATION COMMITTEE Walter F. Loeb, Chairman Michael Steinberg

Audit Committee Report

     The Audit Committee is responsible for review of Gymboree’s auditing, accounting, financial reporting and internal control functions and for the selection of independent accountants. In addition, the committee is expected to monitor the quality of Gymboree’s accounting principles and financial reporting, as well as the independence of, and the non-audit services provided by, Gymboree’s independent accountants. In discharging its duties, the Audit Committee is expected to:

•	Review and approve the scope of the annual audit and the independent accountants fees and, in the event that either an internal auditing staff is employed or any third party is engaged to carry out the internal audit function, meet independently with them as well as with the independent accountants.

•	Review the general scope of Gymboree’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit.

•	Review disclosures from Gymboree’s independent accountants regarding Independence Standards Board Standard No. 1.

     The Audit Committee of the Board reviews the financial reporting process, the system of internal controls, and the audit process. Each of the Audit Committee members satisfied the definition of independent director as established in the Nasdaq listing standards. The Board adopted a written charter for the Audit Committee, which is attached to this proxy statement as Appendix A. The Audit Committee met eight times during the 2000 fiscal year.

     The Audit Committee has reviewed Gymboree’s audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Deloitte & Touche, LLP, Gymboree’s independent accounts during the year 2000, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees, as amended).

     The Audit Committee received from Deloitte & Touche, LLP the written disclosures and the letter required by Independent Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Gymboree’s audited consolidated financial statements be included in Gymboree’s Annual Report on Form 10-K and the Annual Report to shareholders for the year ended February 3, 2001, and be filed with the U.S. Securities and Exchange Commission.

     The information contained in this report of the Audit Committee shall not be deemed “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Gymboree specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE AUDIT COMMITTEE William U. Westerfield, Chairman John C. Pound Barbara L. Rambo

Performance Graph

     The following line graph compares the annual percentage change in the cumulative total stockholder return for the Company’s Common Stock with the Nasdaq U.S. Index and a peer group of companies selected by the Company (the “Peer Group”), consisting of 50 companies whose primary business is the operation of apparel and accessory retail stores. The graph assumes that $100 was invested in the Company’s Common Stock on February 4, 1996. In accordance with the guidelines of the SEC, the stockholder return for each entity in the Peer Group has been weighted on the basis of market capitalization as of each measurement date set forth in the graph. The information in the graph is provided in annual intervals. Historical stock price performance should not be considered indicative of future stock price performance.

Comparison of The Gymboree Corporation’s Cumulative Total Returns
to Nasdaq Market Index and Peer Group Index

Certain Relationships and Related Transactions

     In November 2000, the Company renegotiated a promissory note with Lawrence Meyer, currently our Management Advisor and formerly our Senior Vice President and Chief Financial Officer, under which Mr. Meyer is obligated to repay the Company a principal sum of $105,000 at an interest rate of 6.125% per annum due in installments ending March 2004. As of May 4, 2001, the outstanding balance on the promissory note equaled $59,800. In connection with his resignation as Senior Vice President and Chief Financial Officer, the remaining amounts due under Mr. Meyer’s note will be forgiven in July 2001.

     In November 2000, the Company renegotiated a promissory note with Lisa Harper, currently our Chief Executive Officer, under which Ms. Harper is obligated to repay the Company a principal sum of $85,000 at an interest rate of 6.125% per annum due in installments ending March 2004. As of May 4, 2001, the outstanding balance on the promissory note equaled $85,000. If Ms. Harper ceases to be a full-time employee of the Company at any time during this period, the note will be immediately due and payable.

     In May 2000, Gymboree issued 3,198,670 shares of Common Stock at $2.97 apiece for a total of $9.5 million, net of issuance costs. Pursuant to registration rights granted to the purchasers, resale of the shares were registered on a Form S-3 effective January 24, 2001. In connection with the issuance of the shares, the purchasers received warrants to purchase 479,803 shares of Common Stock at $2.97 per share. These warrants became exercisable in November 2000 and remain exercisable until May 2003. Of these shares and warrants, a total of 1,717,172 shares and warrants to purchase 257,576 shares were issued to Stuart Moldaw and Walter Loeb, each of whom is a director of Gymboree, and 505,050 shares and warrants to purchase 75,758 shares were issued to Asdale Limited, for which John Pound, who has since become a director of Gymboree, acts as an advisor. The issuances were exempt from registration under the Securities Act of 1933 pursuant to the Section 4(2) exemption for transactions by an issuer not involving any public offering.

     On July 21, 2000, Gymboree issued a warrant to purchase 33,000 shares of Common Stock at an exercise price of $3.75 per share to Stuart Moldaw, then our Chief Executive Officer, in exchange for Mr. Moldaw's commitment to provide a short-term bridge loan to Gymboree, if needed, of up to $5 million, pending completion of the Company's new credit facility with Fleet Retail Finance, Inc. Gymboree did not require Mr. Moldaw to provide that loan. The warrants may be exercised over a two-year period fro the date of issuance.

Security Ownership

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of May 1, 2001 by (i) each beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

     Except as indicated below, the address for each listed director and officer is c/o The Gymboree Corporation, 700 Airport Drive, Suite 200, Burlingame, California 94010. The number of shares outstanding used in calculating the percentages in the table below includes the shares underlying options or warrants held by such person that are exercisable within 60 days of May 1, 2001, but excludes shares underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 28,065,582 shares outstanding as of May 1, 2001.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp (1)	4,094,825	14.6
82 Devonshire Street
Boston, Massachusetts 02109

Stuart G. Moldaw (2)	2,680,403	9.3

Dimensional Fund Advisors, Inc.	1,902,700	6.8
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

S.A.C. Capital Advisors, LLC (3)	880,000	3.1
777 Long Ridge Road
Stamford, Connecticut 06902

Lisa M. Harper (4)	107,638	*
Alison L. May	0	*
Lawrence H. Meyer (5)	67,357	*
Gary White (6)	0	*
Kenneth F. Meyers (7)	7,730	*
Walter Loeb (8)	51,046	*
Barbara L. Rambo (9)	9,375	*
William U. Westerfield (10)	12,475	*
Michael Steinberg	0	*
John C. Pound (11)	325,050	1.2

All directors and executive officers as a group (8 persons)(12)	3,185,987	11.0

*	Less than 1%.

(1)	Voting and/or dispositive power for certain of these shares is shared with Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company, based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2001.

(2)	Includes 577,318 shares underlying options that are exercisable within 60 days of May 1, 2001, and 267,650 shares underlying warrants that are exercisable within 60 days of May 1, 2001. Voting and/or dispositive power is shared for certain of these shares with Stuart G. Moldaw and Phyllis I. Moldaw, Trustees for the SGM and PIM Trust, a California living trust, and the Moldaw Variable Fund, based on information contained in a Schedule 13D filed with the SEC on February 8, 2001.

(3)	According to a Schedule 13G filed with the SEC on October 13, 2000, S.A.C. Capital Advisors, LLC beneficially owned 1,607,100 shares, or 5.7% of the Company’s Common Stock, of which voting and/or dispositive power was shared for certain of those shares with S.A.C. Capital Management, LLC and Steven A. Cohen. The information in the chart above is based on a summary prepared by The Nasdaq Stock Market of 13f filings in effect as of December 31, 2000.

(4)	Includes 107,638 shares underlying options that are exercisable within 60 days of May 1, 2001.

(5)	Includes 65,834 shares underlying options that are exercisable within 60 days of May 1, 2001.

(6)	This information is based solely on Section 16 filings made by Mr. White while he was an executive of the Company.

(7)	This information is based solely on Section 16 filings made by Mr. Meyers while he was an executive of the Company.

(8)	Includes 11,125 shares underlying options that are exercisable within 60 days of May 1, 2001, and 5,051 shares underlying a warrant that is exercisable within 60 days of May 1, 2001.

(9)	Includes 8,375 shares underlying options that are exercisable within 60 days of May 1, 2001.

(10)	Includes 10,375 shares underlying options that are exercisable within 60 days of May 1, 2001.

(11)	The shares listed above are held by Asdale, Ltd., a corporation for which Mr. Pound acts as an advisor by virtue of being the controlling shareholder in Integrity Partners, Inc.

(12)	Includes 987,532 shares underlying options and warrants that are exercisable within 60 days of May 1, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal year 2000, all filing requirements applicable to its officers, directors and 10% stockholders were met, with the exception of a late filing on behalf of John Pound of a Form 3 upon his appointment to the Board of Directors of the Company, a late filing on behalf of Ken Meyers of a Form 4, and amendments filed and to be filed to correct inadvertent errors in Forms 4 filings by Barbara Rambo.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

FOR THE BOARD OF DIRECTORS ALISON L. MAY Secretary

Dated: May 25, 2001 -17-

APPENDIX A

AUDIT COMMITTEE CHARTER

Mission Statement

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight to the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the board.

Structure and Organization

1.	The membership of the committee shall consist of at least three independent members of the board of directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. The committee and its chair shall be designated by and serve at the pleasure of the board of directors.

2.	Each member shall be free of any relationship that, in the opinion of the board, would interfere with their individual exercise of independent judgment.

3.	The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. Meetings may be by telephone.

4.	The committee is expected to maintain free and open communication with the independent accountants, the internal auditors (if employed or if any third party is engaged to carry out the internal audit function), and management.

General Responsibilities

The audit committee’s general responsibilities include:

1.	Meet periodically with the independent auditors, the internal auditors (if employed) and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee. Provide sufficient opportunity for the independent auditors and the internal auditors (if employed) to meet without members of management present.

2.	The committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose if, in its judgment, that is appropriate.

3.	Submit the minutes of all audit committee meetings to, or discuss the deliberations thereat, currently with the board of directors.

4.	Review and reassess this Charter annually.

5.	The committee will do whatever else the law, the Company’s charter or bylaws of the board of directors require.

Responsibilities for Engaging Independent Auditors and Appointing the Chief Internal Auditor

1.	The audit committee recommends for approval by the board of directors and ratification by the shareholders the selection and retention of the independent accountant who audits the financial statements of the corporation. In so doing, the committee will discuss and consider the auditors written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the board) to report on any and all matters appropriate. In considering the independence of the independent auditors the committee will review the nature and related fees for all services provided to the company and such other inquiries as may be appropriate.

2.	Arrange for the independent auditors to be available to the full board of directors at least annually to help provide a basis for the board’s approval of the independent auditors’ appointment.

3.	Provision of guidance and oversight to the internal audit function of the corporation including review of the organization, plans and results of such activity and the coordination of such with the independent auditor. The audit committee shall assure the objectivity of the internal auditors (if employed) and review and concur in the appointment, reassignment, or dismissal of the company’s internal auditor (if employed).

Responsibilities for oversight to the quality and integrity of the accounting, auditing and reporting practices of the corporation

1.	Consider, in consultation with the independent auditor and management, the audit scope and plan of the independent auditor.

2.	Review of financial statements (including timely review of quarterly earnings releases) with management and the independent auditor. It is anticipated that these discussions will include items subject to estimate, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, the clarity, consistency and completeness of the company’s financial disclosures and the quality, not just acceptability, of the resultant financial statements and such other inquiries as may be appropriate.

3.	Discussion with management and the auditors of the contents of any management letters issued by the auditors and of the quality and adequacy of the Company’s internal controls, including computerized information system controls and security.

4.	It is expected that management, the independent accountant and the internal auditor (if employed) will voluntarily bring to the committees’ attention any and all matters appropriate including (but not limited to) such items as:

•	Any significant changes in audit plans from those previously approved.

•	Any proposed change in accounting principles.

•	Any serious difficulties or disputes encountered with management during the course of the audit.

•	Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

5.	Discussion with management of the status of pending litigation, taxation matters, monitoring compliance with laws and regulations, the code of business conduct and other areas of oversight to the legal and compliance area as may be appropriate.

6.	Annually prepare a report to shareholders as required by the NASDAQ. The report should be included in the Company’s annual proxy statement.

-19-

PROXY DETACH HERE THE GYMBOREE CORPORATION ANNUAL MEETING OF STOCKHOLDERS, JUNE 27, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE GYMBOREE CORPORATION

P	The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual
Meeting of Stockholders to be held June 27, 2001 and the proxy statement related thereto and appoints
R	Lisa M. Harper and Alison L. May, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Gymboree Corporation which the undersigned is entitled to vote, either
O	on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of the Company
to be held at the DoubleTree Hotel San Francisco Airport, 835 Airport Boulevard, Burlingame, California 94010 on
X	Wednesday, June 27, 2001, at 9:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy
Y	shall be voted in the manner set forth on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE
DETACH HERE

[X]	Please mark votes as in this example.

The Board of Directors recommends a vote FOR the matters listed below. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR Proposals 1, 2 AND 3 if no specification is made.

1.	Proposal to elect two Class II directors.

NOMINEES:

(a)	Lisa M. Harper

(b)	Barbara L. Rambo

FOR all nominees listed	WITHHELD for all nominees listed

[_]	[_]

[_] —————————————————————
For all nominees except as noted above

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending February 2, 2002.

FOR	AGAINST	ABSTAIN

[_]	[_]	[_]

3.	In their discretion with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

Please sign your name
exactly as it appears
hereon. If acting as
attorney, executor, trustee
or in other representative
capacity, sign name and
title.

Signature: ____________________ Date: __________ Signature: ____________________ Date: __________ -21-